EXHIBIT 11.1


CALCULATION OF WEIGHTED AVERAGE FOR THE PERIOD ENDED MARCH 31,
2002

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===========================================================================

BEGINNING
BALANCE                                                     55,293,311

DATE                NO OF SHARES       CONTRIBUTION TO
                    ISSUED             WEIGHTED AVERAGE      ENDING BALANCE
------              ------------       ----------------      --------------

Jan. 04, 2002          100,000              95,556             55,388,867
Mar. 05, 2002          300,000              86,667             55,475,534
Mar. 12, 2002          100,000              21,111             55,496,645


Net Loss for the period:       588,365
Weighted average shares:    55,496,645
Net Loss per share:             $(0.01)


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